EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Boston Beer Company, Inc. 1996 Stock Option Plan for Non-Employee Directors of our reports dated March 6, 2009, with respect to the consolidated financial statements and schedules of The Boston Beer Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 27, 2008, and the effectiveness of internal control over financial reporting of The Boston Beer Company, Inc., filed with the Securities and Exchange Commission for the registration of 200,000 shares of its Class A Common Stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 24, 2009